Exhibit 99.1

FOR:	BIO-REFERENCE LABORATORIES, INC.

CONTACT:	Tara Mackay, Investor Relations
(201) 791-2600
(201) 791-1941 (fax)
tmackay@bioreference.com

FOR IMMEDIATE RELEASE

BIO-REFERENCE LABORATORIES, INC. ANNOUNCES RECORD REVENUES, EARNINGS AND CASH FLOW FOR FOURTH QUARTER AND FULL FISCAL YEAR

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New diagnostic initiatives expected to be introduced by the end of the first quarter 2012

ELMWOOD PARK, NJ (December 8, 2011) (except for per share data or where otherwise noted, numbers are in thousands) Bio-Reference Laboratories, Inc. (NASDAQ: BRLI) announces best-ever quarterly and annual fiscal year results for revenues, earnings and cash.  The Company recorded Q4FY11 revenues of $151,297, the strongest quarterly revenues in corporate history and an increase of 20% over the $126,596 recorded in Q4FY10. Net income before taxes in Q4FY11 totaled $18,854; an increase of 28% compared with net income before taxes of $14,716 in Q4FY10. Net income after tax for Q4FY11 totaled $10,476 or $.37 per share as compared with $8,576 or $.31 per share in the corresponding quarter in FY10. While the Company posted very strong results, the Company estimates that its earnings per share would have been approximately $.02 higher absent the effect of Hurricane Irene in late August and a devastating snowstorm in October.  Gross profits on revenues for the current quarter were $74,913 resulting in a margin for gross profit on revenues of 50%, versus the $62,965 reported for the prior fiscal year fourth quarter, also resulting in a margin of 50%.  Revenue per patient for Q4FY11 was $82.35, an increase of 1% from the $81.83 reported for the same quarter of the prior fiscal year. The number of patients served increased 19% to 1,822 in the current quarter from the prior year fourth quarter total of 1,534.  Esoteric business for the Company was 58% of revenues for the fourth quarter of the current fiscal year and Days Sales Outstanding (DSO) was at 91 days.  Cash flow from operations for the current quarter exceeded $19,000, substantially higher than any other quarter in the Company’s history

Full year pro forma revenues increased to $558,642, (pro forma excludes the impact of tax refunds and a loss from the sale of an aircraft) an increase of 22% over the same period revenues of $458,024 in the prior fiscal year.  Pro forma net income after taxes for the current year was $32,627 resulting in an EPS of $1.16; this was an increase of 24% from the prior fiscal year net income after taxes of $26,381, which resulted in an EPS of $.94.  The Company reported pro forma gross profit on revenues for the 2011 fiscal year of $270,789, resulting in a margin for gross profit on revenues of 48% compared to the prior year same period of $225,772 which resulted in a margin of 49%.  The number of patients served increased 20% to 6,739 in the fiscal year from the prior fiscal year total of 5,607

Marc D. Grodman, MD, CEO, commented: “BioReference achieved strong operating results for fiscal 2011, notably in the fourth quarter where we posted record revenues, record net income and record cash flow. Fiscal 2011 marks our 18th year of 20% compound annual revenue growth — by any standard, an impressive record of sustained growth.  Over the past few months, we have announced several initiatives — our pre-natal program, which we expect will be introduced over the next few months based on our revolutionary pan ethnic carrier screening test, Inherigen; OnkoMatch, our tumor genotyping program developed in cooperation with Mass General Hospital; and the introduction of our GenPap program in New York.  These new programs, together with the continued strength of our existing programs, bode well for the coming fiscal year.”

Dr. Grodman further noted: “Our first responsibility is to continue to grow our business to enhance value for our stakeholders. We have recently announced a stock buyback of 1m shares that will commence later this year, and we will not rule out further purchases depending on market conditions. As we progress throughout the year, our Board will look critically at all aspects of our business as we head into exciting and challenging times.  Last year, we gave guidance that has been consistent for quite some time. We said that we will grow revenues greater than 15% and net income by greater than 15%. We grew both by 20%. Our guidance for the coming year is that we expect to increase net revenues by more than 15% and net income by around 20%.”

The Company’s year-end earnings conference call has been scheduled to take place this morning, December 8, 2011 at 10:30 a.m. Eastern Standard Time.  The live audio Web cast will be available at the Company’s corporate Web site, www.bioreference.com and through www.streetevents.com.  To listen to the call please go to either Web site ten minutes before the conference call is scheduled to begin. You will need to register as well as download and install any necessary audio software. The Web cast will be archived, on both Web sites, for 30 days following the call.

About BioReference Laboratories, Inc.

BRLI is the fourth largest full service laboratory in the United States and the largest independent regional laboratory in the Northeastern market, primarily a clinical testing laboratory servicing physician offices with concentrations in the focused markets of esoteric testing, molecular diagnostics, anatomical pathology, women’s health and correctional health care.  BRLI operates as a national oncology laboratory as GenPath.  Better science, superior technology and better service have enabled GenPath to earn a reputation as one of the premier hematopathology laboratories in the country.  BRLI’s innovative technology platform for sexually transmitted infections has enabled it to expand as a national laboratory in the area of Women’s Health.   GeneDx, a wholly owned subsidiary, is the BRLI genetics laboratory and is typically recognized as the leading laboratory for testing of rare genetic diseases; GeneDx has now become a technology leader with GenomeDx, based on a CGH array platform and its NextGen sequence offerings that are currently offered in cardiology and will be offered in the future in other disease specific areas.

Bio-Reference Laboratories, Inc.

Statements of Operations

(Dollars in Thousands Except Per Share Data)

(Unaudited)

	Three Months Ended
	October 31,
	2011	2010
Net Revenues	$151,297	$126,596
Cost of Sales	76,384	63,631
Gross Profit on Revenues	74,913	62,965
General and Administrative	55,578	47,840
Operating Income	19,335	15,125
Other Expense, Net	481	409
Income Before Taxes	18,854	14,716
Taxes	8,378	6,140
Net Income	10,476	8,576
Income Per Share	$0.37	$0.31
Number of Shares	27,949	27,835
Income Per Share (Diluted)	$0.37	$0.31
Number of Shares (Diluted)	28,138	28,087

	Twelve Months Ended October 31,
	2011	Pro Forma 2011***	Actual 2010
Net Revenues	$558,642	$558,642	$458,024
Cost of Sales	287,853	287,853	232,252
Gross Profit on Revenues	270,789	270,789	225,772
General and Administrative Expenses	211,015	211,015	177,394
Operating Income	59,774	59,774	48,378
Other Expense, Net	(5,072)	1,584	1,415
Income Before Taxes	64,846	58,190	46,963
Taxes	28,487	25,563	20,582
Net Income	36,359	32,627	26,381
Income per Share	$1.30	$1.17	$0.95
Number of Shares	27,971	27,971	27,786
Income per Share (Diluted)	$1.29	$1.16	$0.94
Number of Shares (Diluted)	28,207	28,207	28,038

***Pro Forma excludes gain from NJ Tax Refund, loss from sale of aircraft and NY State Tax refund.

Bio-Reference Laboratories, Inc.

Balance Sheets

(Dollars in Thousands)

(Unaudited)

	October 31,	October 31,
	2011	2010
Cash & Cash Equivalents	$22,013	$17,779
Accounts Receivable (Net)	148,060	129,122
Plant, Property & Equipment (Net)	43,567	36,830
Intangible Assets (Net)	30,312	30,834
Other Assets	39,307	29,566
Total	$283,259	$244,131

Accounts Payable	$38,612	$36,972
Revolving Note	18,632	26,154
Long-Term Debt	15,250	11,413
Other Liabilities	20,998	17,204
Shareholder’s Equity	189,767	152,388
Total	$283,259	$244,131

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Statements included in this release that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements”within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Bio-Reference Laboratories, Inc. and its subsidiaries. Statements looking forward in time are included in this release pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

www.bioreference.com